Exhibit 99.1

Special Committee of Startek Updates Stockholders on

Status of Preliminary Non-Binding Proposal by CSP

DENVER, Colo.--(BUSINESS WIRE)—September 9, 2022—The Special Committee of the Board of Directors of Startek, Inc. (NYSE: SRT) announced today that it has rejected the preliminary, non-binding proposal, dated August 8, 2022, by CSP Management Limited and certain of its affiliates (collectively, CSP) to acquire all the shares of Startek that CSP does not already own for $4.65 per share in cash. CSP is currently the beneficial owner of approximately 56% of the outstanding shares of Startek.

In July 2022, at the request of the Committee, management of the Company prepared an updated financial forecast (Forecast) for the 2022 calendar year and the four following calendar years 2023 to 2026. The Forecast projects annual revenue growth, beginning in calendar year 2023 and for the duration of the Forecast period, to exceed 5%. The Forecast projects that the margin for variable profit and for adjusted earnings before interest, taxes, depreciation and amortization, will steadily increase over the Forecast period, with the latter approaching 11% by calendar year 2026. The Forecast was reviewed by the full Board of Directors of the Company to ensure the Board's comments were reflected. On August 1, the Company provided the Forecast to the Committee. The Committee and its financial and legal advisors separately engaged in several additional discussions with management of the Company to assist the Committee in determining whether to adopt the Forecast for purposes of evaluating the CSP proposal.

Based upon this work, the Committee determined that the Forecast represents a reasonable and achievable plan to return the Company to improved financial performance over the Forecast period.  The Committee adopted the Forecast for purposes of evaluating the CSP proposal. The factors that the Committee has considered include the trading history of Startek stock, financial analyses of Startek using the Forecast, the macroeconomic environment, the Company’s limited float and liquidity, the ability to pay of a financial sponsor such as CSP, communications that the Committee has received from shareholders, and CSP’s statement that it is currently not a seller of its majority stake in the Company. The Committee has determined, at this time, that the proposal at $4.65 is inadequate and not in the best interests of the shareholders of Startek.

Foros, the Committee's financial advisor, notified CSP on August 21, 2022 that the Committee had determined that the proposed price of $4.65 was inadequate and explained the basis for this determination as described in the preceding paragraphs of this press release.  Since that time, rather than submitting a revised proposal, CSP has repeatedly requested more “specific directional guidance on how [the Committee] is thinking about value and price.” The Committee considered this request by taking into account that CSP already possesses the full Forecast and has understood since August 21 that the Committee is using this Forecast for its financial analysis of proposals by CSP. After considering this factor, as well as the Committee’s objective of maximizing value for shareholders, the Committee determined and informed CSP that it would be inappropriate and redundant to provide additional directional guidance to CSP beyond the explanations already provided to CSP.  The Committee has reiterated to CSP that the Committee remains available to evaluate and respond to a revised proposal by CSP.

There can be no assurance that any revised proposal or definitive offer will be made or accepted, that any agreement will be executed, or that any transaction will be consummated.

1“Adjusted earnings before interest, taxes, depreciation and amortization” is a non-GAAP measure defined as net income (loss) plus income tax expense, interest and other expense, net, exchange gain / (loss), net, depreciation and amortization expense, restructuring and other acquisition-related costs, share-based compensation expense, investments that investors may want to evaluate separately (such as based on fair value) and warrant contra revenue (if applicable). We have not provided, or reconciled the non-GAAP forward-looking information to, corresponding GAAP measures because the exact amounts of such measures, which may be significant, are not currently determinable without unreasonable efforts.

Foros is serving as financial advisor to the Special Committee and Freshfields is serving as legal counsel.

Startek and the Special Committee do not intend to comment further about this proposal or any other potential transaction, unless and until a specific transaction is approved by the Special Committee.

About Startek

Startek is a global provider of tech-enabled customer experience (CX) management solutions, digital transformation, and technology services to leading brands. Startek is committed to impacting clients’ business outcomes by enhancing customer experience and digital and AI enablement across all touch points and channels. Startek has more than 46,000 employees spread across 42 delivery campuses in 13 countries. The company services over 175 clients across a range of industries, including banking and financial services, insurance, technology, telecom, healthcare, travel and hospitality, e-commerce, consumer goods, retail, media & cable and energy and utilities. To learn more, visit www.startek.com.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission (SEC) on March 14, 2022, as well as other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Copies of these filings are available from the SEC, the Company’s website or the Company’s investor relations department. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.